Exhibit 10.8(b)

SECOND AMENDMENT TO LEASE
This Second Amendment to Lease (the “Agreement”) is entered into as of May 20, 2016, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and PROCEPT BIOROBOTICS CORPORATION, a California corporation (“Tenant”), with respect to the following facts and circumstances:
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of July 15, 2013, as amended by a First Amendment to Lease dated March 2, 2016 (the “First Amendment”, and together, the “Original Lease”) of certain premises (the “Premises”) within the building commonly known as 900 Island Drive, Redwood City, California 94605, and more particularly described in the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease. Effective as of the date hereof, all references to the “Lease” shall refer to the Original Lease, as amended by this Agreement.
B.    Landlord and Tenant desire to amend the Original Lease on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.    Definitions. The definition of “Expansion Space Commencement Date” in Section 1 of the First Amendment is hereby deleted in its entirety and replaced with the following:
“Expansion Space Commencement Date” shall mean October 1, 2016, but shall be delayed by one (1) day for every one (1) day after June 30, 2016, that the existing occupant of the Expansion Space continues to occupy the Expansion Space. In the event that delivery of possession of the Expansion Space to Tenant does not occur by the Outside Delivery Date (as defined below), for any reason, then Tenant shall be entitled by notice in writing to Landlord within ten (10) days thereafter to cancel the Lease, in which event the parties shall be discharged from all obligations under the Lease other than those which expressly survive the expiration or earlier termination of the Lease; provided further, however, that if such written notice of Tenant is not received by Landlord within such ten (10)-day period, Tenant’s right to cancel the Lease hereunder shall terminate and be of no further force or effect. If Tenant elects to cancel the Lease pursuant to the foregoing sentence, then such termination of the Lease shall be effective on the date which is one hundred twenty (120) days after delivery of notice of termination to Landlord, unless delivery of possession of the Expansion Space to Tenant occurs within thirty (30) days of delivery of Tenant’s notice hereunder. The term “Outside Delivery Date” initially means May 1, 2017, but shall be extended by one day for every one day in delay in delivery of possession of the Expansion Space to Tenant caused by any one or more Force Majeure Events, provided that in no event shall Force Majeure Events extend the Outstanding Delivery Date for more than forty-five (45) days.”

2.    Expansion Space Improvements. Section 3 of the First Amendment is hereby deleted in its entirety and replaced with the following:
“Promptly following the delivery of possession of the Expansion Space to Tenant, Tenant shall improve the Expansion Space (the “Expansion Space Improvements”) in accordance with the Tenant Work Letter attached to this Agreement as Exhibit “J.””
3.    Work Letter. Exhibit J attached to the First Amendment is hereby deleted in its entirety and replaced with Exhibit J attached hereto.
4.    Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person to whom a commission is payable in connection with this Agreement, and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person to whom a commission is payable in connection with this Agreement. Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent, finder or similar person in connection with this Agreement. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party in connection with this Agreement. Nothing in this Agreement shall impose any obligation on Tenant to pay a commission or fee to any party in connection with this Agreement.
5.    Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.
6.    Estoppel. As additional consideration for this Agreement, Tenant hereby certifies to Landlord on the date hereof as follows:
(a)    The Original Lease (as amended hereby) is in full force and effect.
(b)    Tenant is in possession of the Premises (other than the Expansion Space) and has not sublet any portion of the Premises or assigned its interest in the Lease.
(c)    To Tenant’s knowledge, there are no uncured defaults on the part of Landlord or Tenant under the Original Lease.
(d)    All of Landlord’s obligations with respect to construction of tenant improvements in the Premises and payment of Tenant improvement allowances have been satisfied, except those provided for in the Work Letter attached to the First Amendment (as amended hereby).
(e)    To Tenant’s knowledge, there are no existing offsets or defenses which Tenant has against the enforcement of the Original Lease (as amended hereby) by Landlord.

(f)    All of the representations and warranties of Tenant in the Original Lease are hereby remade.
7.    Miscellaneous. Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached Exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided to Tenant in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant. Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Agreement.
8.    OFAC. As an inducement to Landlord to enter into this Agreement, Tenant hereby represents and warrants that to the Tenant’s knowledge: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person , group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any Prohibited Person to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof. Any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under this Lease and shall be covered by the indemnity provisions of the Original Lease. The representations and warranties contained in this Section shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.
9.    ERISA. To satisfy compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975(c) of the Internal Revenue Code, Tenant represents and warrants to Landlord that (i) Tenant is not an “employee benefit plan” (as that term is defined in Section 3(3) of ERISA); (ii) no portion of the rights of Tenant in the Original Lease and this Agreement or in the leasehold estate demised thereby constitutes a plan asset subject to ERISA; and (iii) the undersigned is not an “affiliate” of The Prudential Insurance Company of America as defined in Section IV(b) of PTE90-1.
10.    CASP. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a “Certified Access Specialist” and Landlord makes no representations as to the compliance of the Premises or the Building with accessibility standards.
11.    Electrical Utilities Usage Information. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.
Landlord:
WESTPORT OFFICE PARK, LLC,
a California limited liability company
By:    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II, its member

By:	/s/	Catherine B. Minor
Catherine B. Minor
Vice President
[Printed Name and Title]

Tenant:
PROCEPT BIOROBOTICS CORPORATION,
a California corporation

By:	/s/ Surag Mantri – 5/23/2016

	Its:	VP, R&D

By:	/s/ Nikolai Aljuri – 05/24/16

	Its:	CEO
If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.